Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Mexican Restaurants, Inc.
 Andrew J. Dennard
 713-943-7574

Mexican Restaurants, Inc. Senior Vice President and
Chief Marketing Officer Dennis Vegas Resigns
(NASDAQ:CASA)

July 27, 2007 (Houston, Texas) – Mexican Restaurants, Inc. (“MRI”) (NASDAQ:CASA) CEO Curt Glowacki announced today that Dennis Vegas has stepped down as Senior Vice President and Chief Marketing Officer effective July 31, 2007 to pursue other business interests.

"Dennis has been a major contributor to MRI over the last four years and we thank him for his valuable service," stated Mr. Glowacki.  "His leadership and innovative marketing approaches have helped to improve our brands and strengthen our position in the marketplace.  During his tenure he developed a strong marketing organization with strategies and processes which will continue to add value after his departure.  We wish him well in his future endeavors,” said Mr. Glowacki.

“It was a difficult decision to leave the MRI family, but after significant consideration, I have decided it was time for me to pursue other interests,” said Mr. Vegas. ”Over the last four years we have laid a foundation which has positioned the Company for growth and continued shareholder value.  I’m grateful for having had the opportunity to be part of this great organization.  I leave knowing there is an experienced and dedicated team in place that will continue to build on this foundation.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants. The current system includes 58 company-operated restaurants, 19 franchise operated restaurants and one licensed restaurant. For more information, visit www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.